Exhibit 4.4
                          THIRD SUPPLEMENTAL AGREEMENT

To:    Aries Maritime Transport Limited
       6 Poseidon Avenue
       Athens 17674
       Greece
                                                                   March 2, 2007
Dear Sirs,

US$360,000,000 Revolving Credit Facility

We refer to the facility agreement dated 3 April 2006 (as supplemented and amended from time to time) (the "Facility Agreement") and made between (1) you, (hereinafter referred to as the "Borrower"), (2) the banks and financial institutions as set out in Schedule 1 to the Facility Agreement (the "Banks"),
(3) The Governor and Company of the Bank of Scotland and Nordea Bank Finland plc as joint lead arrangers (the "Arrangers") (4) the banks and financial institutions set out at Schedule 1, part 3 to the Facility Agreement in their capacity as co-arrangers (the "Co-Arrangers"), (5) the banks and financial institutions set out at Schedule 1, part 2 to the Facility Agreement in their capacity as swap banks (the "Swap Banks") and (6) The Governor and Company of the Bank of Scotland (the "Agent", and together with the Banks, the Arrangers, the Co-Arrangers and the Swap Banks, the "Finance Parties" and each a "Finance Party") as agent, security agent and trustee on behalf of the Finance Parties, pursuant to which the Banks agreed to make available to you upon the terms and conditions therein the aggregate sum of up to three hundred and sixty million Dollars ($360,000,000) (the "Loan").

You, the Borrower, have now requested that we, in our capacity as security agent and trustee on behalf of the Finance Parties, agree on behalf of the Finance Parties, to:

(A) the amendment of the definitions of "Current Assets" and "Current Liabilities" as set out in clause 8.6 of the Facility Agreement so that they exclude all items currently appearing in your consolidated financial statements under the heading "Derivative Financial Instruments" which will impact upon the definition of "Working Capital" as set out in clause 8.6;

(B) the temporary reduction of the interest coverage ratio as described in clause 8.7.4 of the Facility Agreement;

(C) the change of charterer of m.v. "SCI TEJ" (the "Ship") from Shipping Corporation of India ("SCI") to Mediterranean Shipping Company ("MSC"); and

(D)  the change of name of the Ship to m.v. "MSC OSLO".

We, as Agent, on behalf of the Finance Parties but subject to the receipt and satisfaction of the Conditions Precedent listed in Schedule 1 hereto, hereby:

1 agree to the deletion of the definition of "Current Assets" set out in clause 8.6 of the Facility Agreement and its replacement with:

          ""Current Assets" means, at any time in respect of the Borrower's Group, the amount of current assets of the Borrower's Group on a consolidated basis which would be included as current assets in a consolidated balance sheet of the Borrower's Group in accordance with GAAP drawn up at such time together with such amount of Cash and Cash Equivalent Investments forming part of the Minimum Liquidity and/or the Retention Amount (but always excluding any current assets arising from Derivative Financial Instruments) which may be disregarded from the current assets in a consolidated balance sheet of the Borrower's Group;";

2 agree to the deletion of the definition of "Current Liabilities" set out in clause 8.6 of the Facility Agreement and its replacement with:

          ""Current Liabilities" means, at any time in respect of the Borrower's Group, the amount of current liabilities of the Borrower's Group on a consolidated basis which would be included as current liabilities in the consolidated balance sheet of the Borrower's Group in accordance with GAAP drawn up at such time excluding Deferred Revenue and all current liabilities arising from Derivative Financial Instruments;";

3 agree to the insertion of the definition "Derivative Financial Instruments" in alphabetical order in clause 8.6 of the Facility Agreement as follows:

          ""Derivative Financial Instruments" means at any time in respect of the Borrower's Group the fair value of any Transaction entered into under the Master Swap Agreements and the fair value of any other derivative financial instruments appearing under this heading (and previously approved by the Agent) in the consolidated financial statements of the Borrower's Group provided by the Borrower to the Finance Parties in accordance with the provisions of clause 8.1.5 of the Facilities Agreement or otherwise and in the event of the Borrower changing the form or substance of the financial statements (always in accordance with GAAP) provided by the Borrower to the Finance Parties so that Derivative Financial Instruments no longer appears as a heading and/or such Derivative Financial Instruments are otherwise accounted for, the determination of what constitutes Derivative Financial Instruments shall be made by the Agent acting reasonably;"

4 subject to the proviso to this paragraph 4, agree to the temporary reduction of the interest coverage ratio as described in clause 8.7.4 of the Facility Agreement so that for the periods ending 31 December 2006, 31 March 2007 and 30 June 2007 only, the Borrower shall be required to maintain a ratio of EBITDA to Interest Payable on a trailing four (4) Financial Quarter Basis of not less than 2.50 to 1.00 but shall thereafter immediately revert back to a ratio of not less than 3.00 to 1.00 Provided That, until such time as a Compliance Certificate is received by the Agent (whether received during or after the periods set out above) advising that the ratio of EBITDA to Interest Payable on a trailing four (4) Financial Quarter Basis is not less than 3.00 to 1.00:

     (a) the Margin shall be increased to 1.75% (which increased Margin should (for the avoidance of doubt) be effective as from 3 January 2007); and

     (b)  any Advance for new investments will require all Banks' consent;

5    agree and consent to the change of charterer of the Ship from SCI to MSC;

6 agree and consent to the change of name of the Ship from m.v. "SCI TEJ" to m.v. "MSC OSLO"; and

7 agree to the deletion of the words "SCI TEJ" and "SCI" wherever they appear in the Facility Agreement and their replacement with the words "MSC OSLO" and "MSC" respectively.

Please countersign and return a copy of this letter as evidence of your agreement to all of its terms and conditions and procure the countersignature and return of this letter by the Owners and the Manager as evidence of their agreement to all of its terms and conditions.

Words and expressions defined in the Facility Agreement shall, unless the context otherwise requires or unless defined herein, have the same meanings when used in this letter.

This letter shall be governed by and construed in accordance with the laws of England.

Yours faithfully,


............................
For and on behalf of
THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND
(as security agent and trustee for the Finance Parties)



We agree to the terms of this letter.


............................
For and on behalf of
ARIES MARITIME TRANSPORT LIMITED





We agree to the terms of this letter.



............................
For and on behalf of
MAGNUS CARRIERS CORPORATION







We agree to the terms of this letter.


............................
For and on behalf of
OSTRIA WAVES LTD.
ERMINA MARINE LIMITED
VINTAGE MARINE S.A.
LAND MARINE S.A.
RIDER MARINE S.A.
ALTIUS MARINE S.A.
FORTIUS MARINE S.A.
JUBILEE SHIPHOLDING S.A.
OLYMPIC GALAXY SHIPPING LIMITED
DYNAMIC MARITIME COMPANY
MAKASSAR MARINE LTD.
SEINE MARINE LTD.
CHINOOK WAVES CORPORATION
COMPASS OVERSEAS LTD.
COMPASSION OVERSEAS LTD.

                                   Schedule 1
 Conditions Precedent to the agreements of the Finance Parties contained in this
                 Third Supplemental Agreement becoming effective

     (a)  Constitutional documents

          copies, certified by an officer of the Borrower, each of the Owners (including without limitation Dynamic Maritime Company ("Dynamic")) and the Manager (together, the "Relevant Parties" and each a "Relevant Party") as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of the Relevant Party;

     (b)  Corporate authorisations

          copies of resolutions of the directors and, if required by such Relevant Party's law of incorporation, shareholders of the Relevant Parties approving this Agreement and in the case of Dynamic the charter assignment to be executed by Dynamic in favour of the Agent in relation to the charter to be made between Dynamic and MSC in relation to the Ship (the "Charter Assignment") and in each case authorising the signature, countersignature, delivery and performance of such Relevant Party's obligations as appropriate thereunder, certified (in a certificate dated no later than the date of this Agreement) by an officer of such Relevant Party as:

          (i)  being true and correct;

          (ii) being duly passed at meetings of the directors of such Relevant Party and, if required by such Relevant Party's law of incorporation, of the shareholders of such Relevant Party, each duly convened and held or duly adopted by unanimous written consent in lieu of such meeting(s);

          (iii) not having been amended, modified or revoked; and

          (iv) being in full force and effect

          together with originals or certified copies of any powers of attorney issued by any Relevant Party pursuant to such resolutions;

     (c)  Specimen signatures

          copies of the signatures of the persons who have been authorised on behalf of each Relevant Party to sign and/or countersign such of this Agreement and the Charter Assignment to which such Relevant Party is, or is to be, party and to give notices and communications under or in connection with this Agreement and the Charter Assignment, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party as being the true signatures of such persons;

     (d)  Certificates of incumbency

          a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

     (e)  Security documents and delivery documents

          the Charter Assignment in a form and substance acceptable to the Finance Parties duly executed by Dynamic;

     (f)  Notices of assignment and acknowledgements

          copies of duly executed notices of assignment required by the terms of the Charter Assignment and in the forms prescribed by the Charter Assignment; and

     (g)  Process agent letter

          a copy, certified as a true copy by Dynamic's solicitors or other person acceptable to the Agent of a letter from Dynamic's agent for receipt of service of proceedings referred to in the Charter Assignment in which it is or is to be appointed as Dynamic's agent.


SK 23248 0002 764949